EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

April 22, 2008                                                                                        For Further Information Contact:
                        Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces First Quarter 2008 Results

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the for the first quarter ended March 31, 2008.

Net income for the quarter ended March 31, 2008 was $9.5 million, as compared to $11.9 million for the first quarter of 2007, while diluted earnings per share for the 2008 first quarter were $0.36 per share compared to $0.56 per share for the first quarter of 2007. First quarter earnings per share included a full quarter’s effect of the issuance of additional shares of stock for the purchase of Oak Hill Financial, Inc., which closed on November 30, 2007. Net interest income increased 28.7% for the comparable periods as a result of the acquisition of Oak Hill. The net interest margin showed continued improvement, increasing to 3.48% in the 2008 quarter from 3.40% in the fourth quarter of 2007 due to a decline in the cost of funds. However, the provision for loan losses increased $4.0 million in the first quarter, primarily due to a decline in overall economic conditions in our market areas which have led to an increase in non-accrual and 90 day past due loans.

WesBanco’s merger with Oak Hill created a multi-state bank holding company with approximately $5.3 billion in total assets providing banking services in West Virginia, Ohio and Pennsylvania. The transaction expands WesBanco’s franchise along the Interstate 71 and Interstate 75 corridors from Dayton, Ohio to Cincinnati, Ohio and opens new markets in south and central Ohio.

“An improved interest rate environment has reduced the cost of liabilities over the last two quarters, resulting in a higher net interest margin,” said Mr. Limbert. “We also continue to improve our fee income businesses, as total non-interest income grew, primarily from improvements in service charges and other fees.  However, the challenging environment for the banking industry continues from competitive and economic factors.”

“We did complete the sale of five Oak Hill Branches in April.  Also in the second quarter, we intend to merge Oak Hill Banks into WesBanco Bank and convert the data processing systems to improve efficiency and standardize products and delivery systems.  We will continue through 2008 to integrate the Oak Hill operations into WesBanco to further realize the benefits of this acquisition.  Many of these cost savings are expected to be realized in the second half of 2008.”

WesBanco Announces First Quarter 2008 Results                                                                           Page 2

Highlights for the first quarter of 2008 include the following:

•
Net interest income for first quarter increased 28.7%, due to a higher average balance sheet resulting from the acquisition of Oak Hill, slightly offset by a lower net interest margin of 3.48% as compared to 3.56% in the first quarter of 2007.  The eight basis points decrease in the net interest margin was due to the continued effects of the flat yield curve and competitive interest rates in our major markets.  However, the 2008 margin increased eight basis points from 3.40% in the fourth quarter of 2007, the second consecutive quarterly increase, primarily due to a twenty basis point decline in the cost of interest bearing liabilities.  This decrease in interest expense resulted from the effect on WesBanco’s liability sensitive balance sheet of declining interest rates over the previous six months. The margin has also benefited from higher average non-interest bearing deposit balances.

•
The increase in non-interest income was $1.9 million compared to the first quarter of 2007.  Service charges on deposits increased $1.7 million, primarily due to the acquisition of Oak Hill, a gain of $0.4 million was recorded on the mandatory redemption of VISA class B stock, and revenue improved from electronic banking fees, insurance and securities brokerage operations.

•
The provision for loan losses in the first quarter of 2008 increased $4.0 million compared to the first quarter of 2007.  This additional provision is a reflection of changing economic conditions adversely impacting our market areas which have caused charge-offs and non-performing loans to increase.  For the 2008 first quarter, the provision for credit losses was $5.4 million, with net charge-offs at 0.39%, about even with the 2007 fourth quarter and higher from 0.24% for the 2007 first quarter.  Total net charge offs were $3.6 million.  Non-performing loans as a percent of total loans was 0.72% for the 2008 quarter, 0.54% for the fourth quarter of 2007 and 0.43% for the first quarter of 2007.  Although WesBanco does not have any material direct exposure to sub-prime loans, the problems associated with sub-prime lending such as declines in the market value of residential real estate and the decrease in consumer spending, are having a broad adverse impact on business segments in which WesBanco has exposure.  The allowance for loan losses as a percent of total loans increased from 1.04% as of December 31, 2007 to 1.10% at March 31, 2008.

•
Non-interest expense for the 2008 first quarter increased $10.1 million as compared to the first quarter of 2007.  Expenses in the first quarter 2008 included the costs of operating two separate bank charters.  Oak Hill merger-related expenses charged to operations in the 2008 quarter were $1.0 million.  Other expense increases were due to a $0.5 million increase in marketing expense relating to deposit gathering programs in all market areas in the first quarter of 2007, a $1.0 million increase in occupancy expense from two new branch facilities opened in 2007 and recent technology and other equipment upgrades, and normal increases in personnel-related costs, partially offset by decreases in professional fees and miscellaneous taxes.

•
The provision for income taxes decreased $1.2 million compared to the first quarter of 2007 due to a decrease in pre-tax income and a decrease in the effective tax rate.  For 2008 the effective tax rate decreased to 19.2% as compared to 22.3% in the first quarter of 2007 due primarily to a higher percentage of tax-exempt income to total income and the benefit of certain tax credits including New Market Tax Credits awarded to Oak Hill Community Development Corporation, a wholly-owned subsidiary.

•
Total loans at March 31, 2008 decreased 1.5% compared to December 31, 2007 primarily due to the Bank’s strategy of reducing existing residential mortgage loans and selling most new originations, somewhat reduced demand across the entire portfolio, a continued focus on maintaining appropriate interest margins on new loans, and continuing efforts to maintain or improve credit quality.

WesBanco Announces First Quarter 2008 Results                                                                           Page 3

•
Total deposits at March 31, 2008 decreased 1.8% compared to December 31, 2007.  The decrease was primarily in certificates of deposits and money market accounts as Wesbanco attempted to reduce its cost of funds aggressively as market rates were falling.

•
At March 31, 2008, FHLB and other short-term borrowings decreased 1.5% from December 31, 2007. These borrowings were 13.7% of total assets at both balance sheet dates. Certain short-term borrowings were replaced with longer-term FHLB advances with call options to take advantage of the current rate environment.

•
Tangible capital increased from 5.96% to 6.23% at the end of the first quarter.  No shares were repurchased during the quarter.  A total of 584,325 shares remain under the current board-approved repurchase authorization.

WesBanco is a multi-state bank holding company with total assets of approximately $5.3 billion, operating through 111 locations and 153 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiaries are WesBanco Bank, Inc., headquartered in Wheeling, West Virginia, and Oak Hill Banks, headquartered in Jackson, Ohio. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Oak Hill, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Oak Hill may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco's 2007 Annual Report on Form 10-K and documents subsequently filed by WesBanco with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. WesBanco assumes no obligation to update any forward-looking statement.

WESBANCO, INC.
Consolidated Selected Financial Highlights			Page 4
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
Statement of income	2008	2007	% Change
Interest income	$ 74,693	$ 57,193	30.60%
Interest expense	36,105	27,200	32.74%
Net interest income	38,588	29,993	28.66%
Provision for credit losses	5,425	1,460	271.58%
Net interest income after provision for
credit losses	33,163	28,533	16.23%
Non-interest income
Trust fees	4,124	4,338	(4.93%)
Service charges on deposits	5,586	3,883	43.86%
Net securities gains/(losses)	505	678	(25.52%)
Other income	4,890	4,337	12.75%
Total non-interest income	15,105	13,236	14.12%
Non-interest expense
Salaries and employee benefits	18,601	13,878	34.03%
Net occupancy	2,967	2,003	48.13%
Equipment	2,383	1,902	25.29%
Amortization of intangible assets	1,013	596	69.97%
Marketing expense	1,170	622	88.10%
Merger and restructuring expenses	1,047	-	100.00%
Other operating expenses	9,333	7,384	26.39%
Total non-interest expense	36,514	26,385	38.39%
Income before provision for income taxes	11,754	15,384	(23.60%)
Provision for income taxes	2,251	3,437	(34.51%)
Net income	$ 9,503	$ 11,947	(20.46%)

Taxable equivalent net interest income	$ 40,634	$ 32,005	26.96%

Per common share data
Net income per common share - basic	$ 0.36	$ 0.56	(35.71%)
Net income per common share - diluted	$ 0.36	$ 0.56	(35.71%)
Dividends declared	$ 0.28	$ 0.275	1.82%
Book value (period end)	$ 22.15	$ 19.56	13.24%
Tangible book value (period end)	$ 11.81	$ 12.66	(6.72%)
Average shares outstanding - basic	26,547,073	21,271,328	24.80%
Average shares outstanding - diluted	26,556,614	21,325,166	24.53%
Period end shares outstanding	26,547,073	20,948,040	26.73%

Selected ratios
Return on average assets	0.72%	1.20%	(40.13%)
Return on average equity	6.55%	11.77%	(44.33%)
Yield on earning assets (1)	6.58%	6.59%	(0.15%)
Cost of interest bearing liabilities	3.45%	3.46%	(0.29%)
Net interest spread (1)	3.13%	3.13%	0.00%
Net interest margin (1)	3.48%	3.56%	(2.25%)
Efficiency (1)	65.46%	58.32%	12.24%
Average loans to average deposits	96.74%	96.72%	0.02%
Annualized net loan charge-offs/average loans	0.39%	0.24%	62.46%
Effective income tax rate	19.15%	22.34%	(14.28%)

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5
(unaudited, dollars in thousands)						% Change
Balance sheet (period end)	March 31,				December 31,	March 31, 2008
Assets	2008	2007	% Change		2007	to Dec. 31, 2007
Cash and due from banks	$ 121,676	$ 77,233	57.54%		$ 130,219	(6.56)%
Fed Funds sold	28,024	40,000	(29.94)		276	N/M
Securities	915,360	748,884	22.23		937,084	(2.32)

Loans held for sale	40,005	4,746	742.92		39,717	0.73
Portfolio Loans:
Commercial and commercial real estate	2,180,514	1,543,555	41.27		2,188,216	(0.35)
Residential real estate	934,677	870,544	7.37		975,151	(4.15)
Consumer and home equity	549,779	424,377	29.55		557,182	(1.33)
Total portfolio loans	3,664,970	2,838,476	29.12		3,720,549	(1.49)
Allowance for loan losses	(40,234)	(31,757)	26.69		(38,543)	4.39
Net portfolio loans	3,624,736	2,806,719	29.14		3,682,006	(1.56)
Premises and equipment, net	95,759	67,507	41.85		94,143	1.72
Goodwill	257,017	137,258	87.25		257,199	(0.07)
Core deposit intangible, net	17,491	7,294	139.80		19,531	(10.44)
Other assets	202,716	170,893	18.62		224,151	(9.56)
Total Assets	$ 5,302,784	$ 4,060,534	30.59%		$ 5,384,326	(1.51)%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 513,057	$ 387,877	32.27%		$ 519,287	(1.20)%
Interest bearing demand deposits	425,790	351,532	21.12		416,470	2.24
Money market accounts	586,061	367,205	59.60		612,089	(4.25)
Savings deposits	446,878	439,264	1.73		440,358	1.48
Certificates of deposit	1,867,016	1,450,416	28.72		1,919,726	(2.75)
Total deposits	3,838,802	2,996,294	28.12		3,907,930	(1.77)
Federal Home Loan Bank borrowings	462,857	363,958	27.17		405,798	14.06
Short-term borrowings	261,136	162,072	61.12		329,515	(20.75)
Junior subordinated debt	111,049	87,638	26.71		111,024	0.02
Other liabilities	40,991	40,873	0.29		49,740	(17.59)
Shareholders' equity	587,949	409,699	43.51		580,319	1.31
Total Liabilities and Shareholders' Equity	$ 5,302,784	$ 4,060,534	30.59%		$ 5,384,326	(1.51)%

Average balance sheet and
net interest margin analysis	Three months ended March 31,
	2008		2007
	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 2,459	3.60%	$ 1,309	2.44%
Loans, net of unearned income	3,720,600	6.83%	2,865,159	6.83%
Securities:
Taxable	544,974	5.22%	391,820	4.88%
Tax-exempt	355,140	6.58%	342,591	6.71%
Total securities	900,114	5.76%	734,411	5.73%
Federal funds sold	31,337	2.82%	9,133	4.73%
Other earning assets (1)	28,842	4.70%	22,736	5.30%
Total earning assets	4,683,352	6.58%	3,632,748	6.59%
Other assets	636,291		391,627
Total Assets	$ 5,319,643		$ 4,024,375

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 415,603	1.01%	$ 343,337	1.21%
Money market accounts	595,863	2.33%	355,857	2.50%
Savings deposits	442,185	0.90%	439,533	1.38%
Certificates of deposit	1,907,753	4.54%	1,438,883	4.42%
Total interest bearing deposits	3,361,404	3.23%	2,577,610	3.21%
Federal Home Loan Bank borrowings	452,337	4.21%	350,233	3.83%
Short-term borrowings	280,738	3.59%	174,426	4.86%
Junior subordinated debt	111,025	6.76%	87,638	6.52%
Total interest bearing liabilities	4,205,504	3.45%	3,189,907	3.46%
Non-interest bearing demand deposits	484,410		384,839
Other liabilities	46,447		37,932
Shareholders' equity	583,282		411,697

Total Liabilities and Shareholders' Equity	$ 5,319,643		$ 4,024,375

Taxable equivalent net interest spread		3.13%		3.13%
Taxable equivalent net interest margin		3.48%		3.56%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.
N/M - Not Meaningful.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 6
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Statement of income	2008	2007	2007	2007	2007
Interest income	$ 74,693	$ 63,928	$ 57,460	$ 57,812	$ 57,193
Interest expense	36,105	32,154	29,100	28,626	27,200
Net interest income	38,588	31,774	28,360	29,186	29,993
Provision for credit losses	5,425	3,832	1,448	1,776	1,460
Net interest income after provision for
credit losses	33,163	27,942	26,912	27,410	28,533
Non-interest income
Trust fees	4,124	4,048	3,941	3,885	4,338
Service charges on deposits	5,586	5,348	4,683	4,431	3,883
Net securities gains	505	204	22	39	678
Other income	4,890	4,242	3,763	5,097	4,337
Total non-interest income	15,105	13,842	12,409	13,452	13,236
Non-interest expense
Salaries and employee benefits	18,601	15,577	14,131	13,815	13,878
Net occupancy	2,967	2,098	2,002	1,866	2,003
Equipment	2,383	1,998	1,872	1,884	1,902
Core deposit intangibles	1,013	704	589	596	596
Marketing expense	1,170	1,115	1,331	1,414	622
Merger and restructuring expenses	1,047	635	-	-	-
Other operating expenses	9,333	7,906	7,731	7,397	7,384
Total non-interest expense	36,514	30,033	27,656	26,972	26,385
Income before provision for income taxes	11,754	11,751	11,665	13,890	15,384
Provision for income taxes	2,251	1,087	1,902	1,595	3,437
Net income	$ 9,503	$ 10,664	$ 9,763	$ 12,295	$ 11,947

Taxable equivalent net interest income	$ 40,634	$ 33,752	$ 30,252	$ 31,133	$ 32,005

Per common share data
Net income per common share - basic	$ 0.36	$ 0.47	$ 0.47	$ 0.59	$ 0.56
Net income per common share - diluted	$ 0.36	$ 0.47	$ 0.47	$ 0.59	$ 0.56
Dividends declared	$ 0.28	$ 0.275	$ 0.275	$ 0.275	$ 0.275
Book value (period end)	$ 22.15	$ 21.86	$ 19.94	$ 19.54	$ 19.40
Tangible book value (period end)	$ 11.81	$ 11.44	$ 12.99	$ 12.60	$ 12.50
Average shares outstanding - basic	26,547,073	22,544,167	20,711,866	20,838,798	21,271,328
Average shares outstanding - diluted	26,556,614	22,551,781	20,732,741	20,884,156	21,325,166
Period end shares outstanding	26,547,073	26,547,073	20,628,092	20,759,920	20,948,040
Full time equivalent employees	1,566	1,562	1,177	1,191	1,168

Selected ratios
Return on average assets	0.72%	0.96%	0.98%	1.23%	1.20%
Return on average equity	6.55%	9.09%	9.51%	12.12%	11.77%
Yield on earning assets (1)	6.58%	6.63%	6.61%	6.60%	6.59%
Cost of interest bearing liabilities	3.45%	3.65%	3.69%	3.61%	3.46%
Net interest spread (1)	3.13%	2.98%	2.92%	2.99%	3.14%
Net interest margin (1)	3.48%	3.40%	3.38%	3.46%	3.56%
Efficiency (1)	65.46%	63.10%	64.83%	60.50%	58.32%
Average loans to average deposits	96.74%	94.79%	94.81%	94.88%	96.72%
Trust Assets, market value at period end	$ 2,951,052	$ 3,084,145	$ 3,129,179	$ 3,041,464	$ 2,972,044

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 7
(unaudited, dollars in thousands)
Quarter Ended
March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Asset quality data	2008	2007	2007	2007	2007
Non-performing assets:
Non-accrual loans	$ 26,530	$ 19,857	$ 10,859	$ 9,651	$ 12,126
Renegotiated loans	-	-	-	-	-
Total non-performing loans	26,530	19,857	10,859	9,651	12,126
Other real estate and repossessed assets	3,457	3,998	3,483	4,067	3,369
Total non-performing loans and assets	$ 29,987	$ 23,855	$ 14,342	$ 13,718	$ 15,495
Loans past due 90 days or more	$ 14,000	$ 11,546	$ 7,544	$ 7,869	$ 6,194

Non-performing assets/total assets	0.57%	0.44%	0.36%	0.34%	0.38%
Non-performing assets/total loans, other real
estate and repossessed assets	0.82%	0.64%	0.51%	0.48%	0.54%
Non-performing loans/total loans	0.72%	0.54%	0.39%	0.34%	0.43%
Non-performing loans and loans past due 90
days or more/total loans	1.11%	0.85%	0.66%	0.62%	0.64%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	1.19%	0.95%	0.77%	0.75%	0.75%

Allowance for loan losses
Allowance for loan losses	$ 40,234	$ 38,543	$ 31,647	$ 31,928	$ 31,757
Provision for loan losses	5,275	3,807	1,500	1,500	1,460
Net loan charge-offs	3,582	3,316	1,781	1,329	1,682
Annualized net loan charge-offs /average loans	0.39%	0.41%	0.25%	0.19%	0.24%
Allowance for loan losses/total loans	1.10%	1.04%	1.13%	1.13%	1.12%
Allowance for loan losses/non-performing loans	1.52	x	1.94	x	2.91	x	3.31	x	2.62	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	0.99	x	1.23	x	1.72	x	1.82	x	1.73	x

Quarter Ended
March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
2008	2007	2007	2007	2007
Capital ratios
Tier I leverage capital	7.87%	8.27%	9.38%	9.21%	9.14%
Tier I risk-based capital	10.90%	10.50%	12.10%	11.98%	12.20%
Total risk-based capital	11.96%	11.49%	13.18%	13.07%	13.30%
Shareholders' equity to assets	10.96%	10.52%	10.31%	10.15%	10.23%
Tangible equity to tangible assets (1)	6.23%	5.96%	7.02%	6.81%	6.77%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on period end balances.